Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "OG GALLERY, INC.", CHANGING ITS NAME FROM "OG GALLERY, INC." TO "OG COLLECTION, INC", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF APRIL, A.D. 2022, AT 1:14 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6241121 8100
SR# 20221632260

Authentication: 203290065
Date: 04-27-22

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
(A CORPORATION WITHOUT CAPITAL STOCK)

The corporation, OG Gallery ,Inc ,
organized and existing under the laws of the State of Delaware, hereby certifies as follows:

(1) That at a meeting a vote of the members of the governing body was taken for and against the amendment to the Certificate of Incorporation, said Amendment being as follows:

The Name of the corporation is OG Collection, Inc

(2) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26 day of 04 , A.D. 2022 .

By: [signature]
Authorized Officer

Name: Chelsea Pullano
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:14 PM 04/27/2022
FILED 01:14 PM 04/27/2022
SR 20221632260 - File Number 6241121

Creatd

4/27/22

Delaware Secretary of State
Division of Corporations
John G. Townsend Bldg.
401 Federal Street
Suite 4
Dover, DE 19901

Re: Consent to Use of Name

Dear Division of Corporations:

Creatd, Inc hereby gives permission and consent for OG Gallery, Inc to use the name OG Collection, Inc

Very Truly Yours,
Creatd, Inc

By: ______________________

Chelsea Pullano
CFO